UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 24, 2023

DigitalOcean Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40252		45-5207470
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

101 6th Avenue	New York	New York	10013
(Address of Principal Executive Offices)			(Zip Code)
(646) 827-4366
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000025 per share	DOCN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 24, 2023, DigitalOcean Holdings, Inc. (the “Company”) announced its implementation of a leadership succession plan to identify the Company’s next Chief Executive Officer. Yancey Spruill will continue to serve as the Company’s Chief Executive Officer and a member of the board of directors of the Company (the “Board”) until a successor has been appointed, or upon such other date determined by the Board or an earlier resignation by Mr. Spruill upon thirty days’ notice after the four-month anniversary of date of the Separation Agreement (as defined below).
Mr. Spruill entered into a separation agreement with the Company on August 24, 2023 (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. Spruill will continue to receive his compensation and benefits and remain eligible to vest in his unvested equity awards until his termination date. Following his termination date, consistent with Mr. Spruill’s employment agreement, he will receive twelve months of continued base salary payments, one hundred percent of his current annual bonus, payment of COBRA premiums for Mr. Spruill and his eligible dependents for twelve months following his termination date (or an earlier date that he becomes eligible for group health insurance coverage through a new employer or that he is no longer eligible for COBRA continuation coverage), and twelve months to exercise his vested stock options. All unvested equity awards held by Mr. Spruill will be forfeited upon his termination date. The Separation Agreement contains a general release of claims and requires Mr. Spruill’s continued compliance with his restrictive covenant obligations, which include non-competition, non-solicitation, confidentiality and non-disparagement covenants.
The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2023.
The Board has established a Search Committee of the Board and has retained leading executive search firm Spencer Stuart to assist in the process.
The Company also announced that Warren Adelman, who has served on the Board since 2020 and as lead independent director since 2022, has been appointed Executive Chairman of the Board, effective immediately. Mr. Adelman will serve as Executive Chairman until the date a new Chief Executive Officer commences employment, such other date determined by the Board or upon his earlier resignation. In connection with his appointment, Mr. Adelman will earn a $162,500 monthly salary and be issued a stock option grant with a grant date value equal to $975,000 that will vest in six equal monthly installments, subject to his continued employment, and will be eligible to participate in the employee benefit plans offered by the Company to its employees generally. Any unvested stock options will be forfeited upon his termination of employment or the date a new Chief Executive Officer commences employment. If a new Chief Executive Officer has not commenced employment by the time his stock options have become fully vested, Mr. Adelman will receive an additional stock option grant equal to the same grant date value that will vest on the same terms and conditions as the initial grant. Mr. Adelman will not receive any other compensation in connection with his role as Executive Chairman.
Item 7.01    Regulation FD Disclosure.
On August 24, 2023, the Company issued a press release with respect to the foregoing matters (the “Press Release”).
The Company reaffirms its previously issued financial outlook for the third quarter and full year 2023 as provided on August 11, 2023, as stated in the Press Release.
The Press Release, furnished as Exhibit 99.1 hereto, and the other information contained in this Item 7.01, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by DigitalOcean Holdings, Inc. dated August 24, 2023.
104	Cover Page Interactive File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 24, 2023	DigitalOcean Holdings, Inc.
		By:	/s/ W. Matthew Steinfort
W. Matthew Steinfort, Chief Financial Officer